EXHIBIT 10.1

Good Counsel

July 5, 2023

Via Email: pkonikowsi@viarenewables.com Mr. Paul Konikowski
Chief Operating Officer
Spark Energy, LLC
12140 Wickchester Lane, Suite 100
Houston, Texas 77079

Re:	Amendment No. 3 to Good Counsel Consulting Agreement

Dear Mr. Konikowski:

This Amendment is in reference to the Legal Engagement between Good Counsel Legal Services, LLC and Spark Energy, LLC dated August 27, 2020, as amended (“Agreement”) and serves, for good and valuable consideration, to amend the following in the Agreement:

1.	Effective on July 5, 2023, the compensation for Services will be $350.00 per hour.

2.	The second sentence of paragraph 1 will be changed from:

Barbara Clay, Esq. (“Consultant”) will be fulfilling the role of Acting General Counsel and Secretary to Spark Energy and its retail energy affiliates, on a full-time basis, traveling to Houston as reasonably required (as described in this paragraph, the “Services”).”

and amended to state:

“Barbara Clay, Esq. (“Consultant”) will assist Client and its legal team and lawyers, on a part-time, as needed basis, on Company legal matters, regulatory matters and legal strategy (as described in this paragraph, the “Services”)

3.	Except as specifically amended by this Amendment, all other provisions of the Agreement remain in full force and effect.

By the signatures below, the parties accept this Amendment.

SPARK ENERGY LLC		GOOD COUNSEL GROUP LLC

/s/ Paul Kanikowski		/s/ Barbara Clay
By:	Paul Konikowski	By:	Barbara Clay, Esq.
Title:	Chief Operating Officer	Title:	Managing Member